Exhibit 99.3

Execution Version

SECOND AMENDMENT TO INVESTMENT AGREEMENT

This Second Amendment (this “Amendment”) to the Investment Agreement by and between FX Real Estate and Entertainment Inc., a Delaware corporation (the “Company”), and The Huff Alternative Fund, L.P. and The Huff Alternative Parallel Fund, L.P. (each an “Investor” and collectively, the “Investors”) is made and effective as of May 13, 2008. All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Investment Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Investors entered into that certain Investment Agreement, dated as of January 9, 2008, as amended by the First Amendment thereto effective as of March 31, 2008 (as amended, the “Investment Agreement”); and

WHEREAS, the Company and the Investors desire to make certain amendments to the Investment Agreement pursuant to Section 9.4 thereof as set forth herein.

NOW, THEREFORE, for the consideration set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment to Section 4.3(c) of the Investment Agreement. Section 4.3(c)(iii) of the Investment Agreement is hereby amended to read in its entirety as follows:

“(iii) Right of the Company to Cause Conversion to One Share of Common Stock. At any time beginning on and after the date on which the Investors shall cease to own more than fifteen percent (15%) of the Investor Shares, the Company shall have the right to cause the Special Preferred Stock to be converted into one (1) share of Common Stock, subject to appropriate adjustments to give effect to stock splits, stock dividends, recapitalizations and similar transactions affecting the Company’s capital.”

2. Amendment to Section 4.3(c) of the Investment Agreement. Section 4.3(c) of the Investment Agreement is hereby amended by inserting new subsection (v) immediately following subsection (iv) appearing in said Section:

“(v) Board Observer Rights. As long as the Investors continue to own more than fifteen percent (15%) of the Investor Shares, the Designated Investor shall be entitled at its option to (but shall not be obligated to) designate, by written notice to the Company, one individual as an observer to the Company’s board of directors, and all committees of the board of directors (the “Board Observer”). The Board Observer shall, subject to the last sentence of this subsection and any restrictions of The Nasdaq Global Market or applicable law, be entitled to attend all meetings of the Company’s board of directors and any committees thereof, to be given advance notice of all meetings not later than the time notice is given to any member of the board of directors and to receive upon issuance to the members of the board of directors or any committees thereof any materials prepared for the members of the board of directors or committees thereof (but shall have no right to participate in such meetings). The Board Observer shall, subject to the last sentence of this subsection and any restrictions of The Nasdaq Global Market or applicable law, be afforded to the same rights and privileges as the other members of the Company’s board of directors, other than the right to vote on matters brought before the members, including, without limitation, rights to indemnification, insurance, notice, information and the prompt reimbursement of expenses (but not the payment of directors fees). Notwithstanding anything to the contrary set forth in this subsection or elsewhere in this Agreement, the Company’s board of directors and each committee thereof shall have the absolute and unfettered right, exercisable at its sole and absolute discretion, to exclude such Board Observer from any meeting thereof.”

3. Amendment to Section 4.4 of the Investment Agreement. Section 4.4 of the Investment Agreement is hereby amended to read in its entirety as follows:

“(b) As long as the Investors continue to own more than fifteen percent (15%) of the Investor Shares, the Designated Investor shall be entitled at its option to (but shall not be obligated to) designate, by written notice to the Company, a Board Observer. The Board Observer shall, subject to the last sentence of this subsection and any restrictions of The Nasdaq Global Market or applicable law, be entitled to attend all meetings of the Company’s board of directors and any committees thereof, to be given advance notice of all meetings not later than the time notice is given to any member of the board of directors and to receive upon issuance to the members of the board of directors or any committees thereof any materials prepared for the members of the board of directors or committees thereof (but shall have no right to participate in such meetings). The Board Observer shall, subject to the last sentence of this subsection and any restrictions of The Nasdaq Global Market or applicable law, be afforded to the same rights and privileges as the other members of the Company’s board of directors, other than the right to vote on matters brought before the members, including, without limitation, rights to indemnification, insurance, notice, information and the prompt reimbursement of expenses (but not the payment of directors fees). Notwithstanding anything to the contrary set forth in this subsection or elsewhere in this Agreement, the Company’s board of directors and each committee thereof shall have the absolute and unfettered right, exercisable at its sole and absolute discretion, to exclude such Board Observer from any meeting thereof.”

4. Amendment to Section 5.2 of the Investment Agreement. Section 5.2(b) of the Investment Agreement is hereby amended to read in its entirety as follows:

(b) Certificate. The Investors shall have delivered to the Company a certificate dated as of the date of the closing certifying that (i) the Investors are authorized to enter into the Investment Agreement and to consummate the transactions contemplated thereby and that the person signing the Investment Agreement and the documents contemplated thereby on behalf of the Investors is authorized to do so; and (ii) the condition set forth in Section 5.2(a) hereof has been satisfied.

5. Amendment to Section 8 of the Investment Agreement. Section 8 of the Investment Agreement is hereby amended by deleting the definition of “Board Observer” appearing therein in its entirety and inserting the following new definition in lieu thereof:

“Board Observer” has the meaning assigned to it in Section 4.3(c)(v) hereof.”

6. Effect of Amendment. The Company hereby represents and warrants to the Investors that each of the Company’s representations and warranties set forth in the Investment Agreement is true and correct in all respects as of the date hereof as though made on as of the date hereof, except for each of the Company’s representations and warranties set forth in Sections 2.5, 2.12 and 2.15 of the Agreement to the extent so specifically reported in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2007. Except as expressly set forth in this Amendment, the Investment Agreement shall remain in full force and effect as originally written, and shall constitute the legal, valid, binding and enforceable obligation of the parties thereto.

7. Governing Law; Jurisdiction; Venue; Process. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereby irrevocably submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York located in New York, New York or the United States District Court for the Southern District of New York, and any appellate court from any such court (as applicable, a “New York Court”), in any suit, action or proceeding arising out of or relating to this Amendment, or for recognition or enforcement of any judgment resulting from any such suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in the New York Court. Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Amendment in the New York Court, (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by law. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as relates to this Amendment, and shall not be deemed to confer rights on any Person other than the respective parties to this Amendment.

8. Execution in Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the parties. Copies of executed counterparts transmitted by facsimile or other electronic transmission shall be considered original executed counterparts for the purposes of this Amendment, provided that receipt of copies of such counterparts is confirmed. Originals of any counterparts transmitted by facsimile or other electronic transmission shall be promptly provided to the other parties hereto.

7. Headings. The headings in this Amendment are for reference purposes only and shall not in any way affect the meaning or interpretation of this Amendment.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their authorized representatives on the date first above written.

FX REAL ESTATE AND ENTERTAINMENT INC.

By:
Name:	Mitchell J. Nelson
Title:	Executive Vice President

THE HUFF ALTERNATIVE FUND, L.P.
By:	WRH Partners II, LLC, its General Partner

By:
Name:
Title:

THE HUFF ALTERNATIVE PARALLEL FUND, L.P.
By:	WRH Partners II, LLC, its General Partner

By:
Name:
Title: